Exhibit 99.1

FOR IMMEDIATE RELEASE: OCTOBER 21, 2010

LEGGETT & PLATT POSTS THIRD QUARTER EPS OF $.31

Carthage, MO, October 21, 2010 —

•	3Q EPS of $.31

•	3Q sales of $867 million, 7% higher than in prior year

•	Updated 2010 EPS guidance to $1.10 - 1.20 on sales of $3.30 - 3.35 billion

Diversified manufacturer Leggett & Platt reported third quarter earnings per diluted share of $.31 (including a $.02 per share net LIFO expense). In the third quarter of 2009, earnings were $.34 per share (including a $.05 per share net LIFO benefit). Compared to third quarter 2009, third quarter 2010 earnings benefited from higher unit volumes and lower effective tax rates; these factors were more than offset by an increase in net LIFO expense (of $.07 per share) and higher-cost raw materials.

Sales from Continuing Operations were $867 million, 7% (or $57 million) higher than 2009 third quarter sales, primarily due to unit volume growth in the Specialized Products segment.

Markets Soften

President and CEO David S. Haffner commented, “Certain of our key markets, primarily related to residential furnishings, weakened noticeably in the third quarter. As a result, our third quarter sales were lower than those of second quarter, which rarely occurs. Though aggregate unit volume increased 6% in the third quarter (compared to 3Q 2009), this was a much slower pace than the 15% unit growth experienced during the first half of 2010. We believe the stronger consumer demand during the first half of the year was driven, in part, by larger income tax refunds and house purchase incentives. In addition, raw material costs temporarily increased beyond the amounts anticipated when we implemented price increases during the second quarter; however, we are seeing costs begin to retreat to expected levels. As a result, we are revising our full year EPS guidance to the lower half of our prior range.

“Strategically, during the quarter we completed the sale of the seventh, and last, of the businesses we planned to divest as part of the company’s strategic realignment. The seven divestitures collectively generated $433 million of after tax cash proceeds, exceeding the original $400 million goal. Cash flow remains strong and net debt declined during the quarter.

“We remain well positioned as the economy recovers. Given our unused production capacity, sales can rebound to at least $4 billion before we need to invest much capital. We continue to expect an incremental EBIT margin of 25-35% as unit volumes increase; as a result, EBIT margin should improve as sales grow.

“Since 2008, when we implemented our new strategy, we have exceeded our goal of providing Total Shareholder Return (TSR1) that ranks within the top  1/3 of the S&P 500. Longer term, we believe that modest sales growth, continued margin improvement, our dividend yield, and stock buybacks will enable us to continue to attain that goal.”

Dividend and Stock Repurchases

In August, Leggett & Platt’s Board of Directors declared a $.27 third quarter dividend, a 3.8% increase versus the second quarter dividend. Leggett & Platt has increased annual dividends for 39 consecutive years, at a compound annual growth rate of 14%. At yesterday’s closing share price of $22.88, the indicated annual dividend of $1.08 per share generates a dividend yield of 4.7%.

[1]	TSR = (Change in Stock Price + Dividends Received) / Beginning Stock Price.

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During the third quarter, the company repurchased 0.5 million shares of its stock at an average price of $21.15 per share, and issued 0.4 million shares. Year to date, the company repurchased 4.7 million shares and issued 2.4 million shares; as a result, shares outstanding decreased to 146.5 million (14% lower than it was three years ago).

For the full year, the company anticipates repurchasing a total of 6 to 8 million shares of its stock and issuing approximately 3 million shares (primarily for employee purchases of stock). The company has standing authorization from the Board of Directors to repurchase up to 10 million shares each year, but has established no specific repurchase commitment or timetable.

2010 Outlook

Leggett anticipates full year 2010 sales of approximately $3.30 - 3.35 billion, and EPS of $1.10 - 1.20. Cash from operations should exceed $300 million for the full year, which is more than sufficient to provide the cash needed for capital expenditures and dividends.

LIFO

All of Leggett’s segments use the FIFO (first-in, first-out) method for valuing inventories. An adjustment is made at the corporate level to convert about 60% of the inventories to the LIFO (last-in, first-out) method.

LIFO accounting created significant variability in 2009 quarterly earnings. Steel deflation negatively impacted segment earnings for the first half of 2009. This impact was offset by a LIFO benefit at the corporate level, but that benefit was spread across all four quarters in 2009. As a result, earnings for the third quarter 2009 included a LIFO benefit of $16.0 million; in contrast, third quarter 2010 earnings reflect a LIFO expense of $5.3 million.

SEGMENT RESULTS – Third Quarter 2010 (versus 3Q 2009)

Residential Furnishings – Total sales were unchanged; unit volume decreases were offset by inflation. EBIT (earnings before interest and income taxes) decreased $1 million due to reduced unit volume.

Commercial Fixturing & Components – Total sales increased $6 million, or 4%, primarily due to new programs with office furniture manufacturers. EBIT decreased $1 million; gains due to higher sales were more than offset by higher raw material costs and a less favorable sales mix.

Industrial Materials – Total sales increased $11 million, or 6%; unit volume was 2% higher, inflation increased sales by 10%, and a small divestiture reduced sales by 6%. EBIT decreased $7 million, with the impact of higher volume more than offset by higher raw material costs and lost earnings contribution associated with the divestiture.

Specialized Products – Total sales increased $35 million, or 28%, with all portions of the segment showing meaningful improvement. EBIT increased $10 million due to higher volume.

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Slides and Conference Call

A set of slides containing summary financial information is available from the Investor Relations section of Leggett’s website at www.leggett.com. Management will host a conference call at 8:00 a.m. Central (9:00 a.m. Eastern) on Friday, October 22 to discuss quarterly results, annual guidance, and related matters. The webcast can be accessed (live or replay) from Leggett’s website. The dial-in number is (201) 689-8341; there is no passcode.

Fourth quarter results will be released after the market closes on February 1; a conference call will occur the next day.

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a diversified manufacturer (and member of the S&P 500) that conceives, designs and produces a broad variety of engineered components and products that can be found in most homes, offices, and automobiles. The company serves a broad suite of customers that comprise a “Who’s Who” of U.S. manufacturers and retailers. The 127-year-old firm is comprised of 19 business units, 20,000 employee-partners, and more than 140 manufacturing facilities located in 18 countries.

Leggett & Platt is the leading U.S. manufacturer of: a) components for residential furniture and bedding; b) office furniture components; c) drawn steel wire; d) automotive seat support and lumbar systems; e) carpet underlay; f) power foundations; g) bedding industry machinery.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT:    Investor Relations, (417) 358-8131 or invest@leggett.com

David M. DeSonier, Vice President of Strategy and Investor Relations

Susan R. McCoy, Director of Investor Relations

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LEGGETT & PLATT	Page 4 of 5	October 21, 2010

RESULTS OF OPERATIONS	THIRD QUARTER			YEAR TO DATE
(In millions, except per share data)	2010	2009	Change	2010	2009	Change
Net sales (from continuing operations)	$866.5	$809.9	7%	$2,557.2	$2,285.4	12%
Cost of goods sold	697.8	622.6		2,043.3	1,825.9

Gross profit	168.7	187.3		513.9	459.5
Selling & administrative expenses	87.6	84.8	3%	268.7	275.7	(3%)
Amortization	4.9	5.5		14.8	15.3
Other expense (income), net	0.6	2.0		(7.5)	14.8

Earnings before interest and taxes	75.6	95.0	(20%)	237.9	153.7	55%
Net interest expense	7.6	8.0		23.8	24.0

Earnings before income taxes	68.0	87.0		214.1	129.7
Income taxes	18.1	30.8		63.1	51.1

Net earnings from continuing operations	49.9	56.2		151.0	78.6
Discontinued operations, net of tax [1]	(0.6)	(0.5)		(0.7)	(0.7)

Net earnings	49.3	55.7		150.3	77.9
Less net income from non-controlling interest	(1.9)	(1.4)		(5.1)	(1.3)

Net earnings attributable to L&P	$47.4	$54.3	(13%)	$145.2	$76.6	90%

Earnings per diluted share
From continuing operations	$0.31	$0.34		$0.95	$0.48
From discontinued operations	$0.00	$0.00		($0.01)	$0.00
Net earnings per diluted share	$0.31	$0.34	(8%)	$0.94	$0.48	99%
Shares outstanding
Common stock (at end of period)	146.5	152.3		146.5	152.3
Basic (average for period)	150.7	159.7		151.6	160.8
Diluted (average for period)	152.9	160.5		153.7	161.2

CASH FLOW	THIRD QUARTER			YEAR TO DATE
(In millions)	2010	2009	Change	2010	2009	Change
Net earnings	$49.3	$55.7		$150.3	$77.9
Depreciation and amortization	30.0	32.5		91.2	97.3
Working capital decrease (increase)	(20.6)	16.7		(90.9)	156.6
Asset Impairment	0.2	0.5		2.5	1.2
Other operating activity	31.6	36.6		55.3	97.4

Net Cash from Operating Activity	$90.5	$142.0	(36%)	$208.4	$430.4	(52%)
Additions to PP&E	(18.6)	(13.9)	34%	(48.6)	(65.4)	(26%)
Purchase of companies, net of cash	0.0	(2.5)		(0.4)	(2.8)
Proceeds from asset sales	16.4	3.3		27.2	9.1
Dividends paid	(38.2)	(39.2)		(115.4)	(117.5)
Repurchase of common stock, net	(8.9)	(78.5)		(80.7)	(104.5)
Additions (payments) to debt, net	(13.2)	(9.1)		29.3	(101.8)
Other	5.2	(2.8)		(3.6)	9.3

Increase (Decr.) in Cash & Equiv.	$33.2	$(0.7)		$16.2	$56.8

FINANCIAL POSITION	30-Sep
(In millions)	2010	2009	Change
Cash and equivalents	$276.7	$221.5
Receivables	546.6	548.7
Inventories	448.9	397.4
Held for sale	0.0	18.5
Other current assets	36.2	64.8

Total current assets	1,308.4	1,250.9	5%
Net fixed assets	621.3	664.0
Held for sale	24.7	42.2
Goodwill and other assets	1,124.9	1,138.3

TOTAL ASSETS	$3,079.3	$3,095.4	(1%)

Trade accounts payable	$232.1	$209.3
Current debt maturities	9.8	1.9
Held for sale	0.0	4.0
Other current liabilities	308.0	323.9

Total current liabilities	549.9	539.1	2%
Long term debt	833.5	772.4	8%
Deferred taxes and other liabilities	180.4	155.0
Equity	1,515.5	1,628.9	(7%)

Total Capitalization	2,529.4	2,556.3

TOTAL LIABILITIES & EQUITY	$3,079.3	$3,095.4

[1]	Primarily includes: Coated Fabrics (formerly in Residential Furnishings); Storage Products (formerly in Commercial Fixturing & Components).

LEGGETT & PLATT	Page 5 of 5	October 21, 2010

SEGMENT RESULTS	THIRD QUARTER			YEAR TO DATE
(In millions)	2010	2009	Change	2010	2009	Change
External Sales
Residential Furnishings	$442.1	$441.1	0.2%	$1,329.8	$1,271.0	4.6%
Commercial Fixturing & Components	148.5	142.1	4.5%	429.9	387.1	11.1%
Industrial Materials	126.8	115.1	10.2%	374.4	322.3	16.2%
Specialized Products	149.1	111.6	33.6%	423.1	305.0	38.7%

Total	$866.5	$809.9	7.0%	$2,557.2	$2,285.4	11.9%

Inter-Segment Sales
Residential Furnishings	$1.6	$2.2		$5.7	$6.6
Commercial Fixturing & Components	1.0	1.2		3.1	3.1
Industrial Materials	56.4	57.1		180.6	167.3
Specialized Products	10.8	13.1		29.2	44.0

Total	$69.8	$73.6		$218.6	$221.0

Total Sales
Residential Furnishings	$443.7	$443.3	0.1%	$1,335.5	$1,277.6	4.5%
Commercial Fixturing & Components	149.5	143.3	4.3%	433.0	390.2	11.0%
Industrial Materials	183.2	172.2	6.4%	555.0	489.6	13.4%
Specialized Products	159.9	124.7	28.2%	452.3	349.0	29.6%

Total	$936.3	$883.5	6.0%	$2,775.8	$2,506.4	10.7%

EBIT
Residential Furnishings	$38.3	$39.1	(2%)	$132.3	$56.1	136%
Commercial Fixturing & Components	10.0	11.0	(9%)	26.6	9.4	183%
Industrial Materials	14.6	21.8	(33%)	44.8	48.6	(8%)
Specialized Products	19.2	8.9	116%	46.4	2.1	2110%
Intersegment eliminations and other	(1.2)	(1.8)		(2.6)	(14.5)
Change in LIFO reserve	(5.3)	16.0		(9.6)	52.0

Total	$75.6	$95.0	(20%)	$237.9	$153.7	55%

EBIT Margin [1]			Basis Pts			Basis Pts
Residential Furnishings	8.6%	8.8%	(20)	9.9%	4.4%	550
Commercial Fixturing & Components	6.7%	7.7%	(100)	6.1%	2.4%	370
Industrial Materials	8.0%	12.7%	(470)	8.1%	9.9%	(180)
Specialized Products	12.0%	7.1%	490	10.3%	0.6%	970

Overall from Continuing Operations	8.7%	11.7%	(300)	9.3%	6.7%	260

LAST SIX QUARTERS	2009			2010
Selected Figures	2Q	3Q	4Q	1Q	2Q	3Q
Trade Sales ($ million)	757	810	770	816	874	867
Sales Growth (vs. prior year)	(28.8%)	(28.5%)	(12.8%)	13.7%	15.4%	7.0%
EBIT ($ million)	41	95	77	77	85	76
EBIT Margin	5.4%	11.7%	10.0%	9.5%	9.7%	8.7%
Net Earnings - excludes discontinued oper. ($m)	19	55	41	46	52	48
Net Margin - excludes discontinued operations	2.5%	6.8%	5.3%	5.6%	6.0%	5.5%
EPS - continuing operations (diluted)	$0.12	$0.34	$0.26	$0.30	$0.34	$0.31
Cash from Operations ($ million)	174	142	135	51	67	91

Net Debt to Net Capitalization
Long term debt	773	772	789	822	855	834
Current debt maturities	17	2	10	10	10	10
Less cash and equivalents	(222)	(221)	(260)	(247)	(244)	(277)

Net Debt	568	553	539	585	621	567

Total capitalization	2567	2556	2526	2524	2508	2529
Current debt maturities	17	2	10	10	10	10
Less cash and equivalents	(222)	(221)	(260)	(247)	(244)	(277)

Net Capitalization	2362	2337	2276	2287	2274	2263

Long Term Debt to Total Capitalization	30.1%	30.2%	31.2%	32.6%	34.1%	33.0%
Net Debt to Net Capital	24.0%	23.7%	23.7%	25.6%	27.3%	25.0%

Management uses Net Debt to Net Capital to track leverage trends across time periods with variable levels of cash.

Same Location Sales (vs. prior year)	2Q	3Q	4Q	1Q	2Q	3Q
Residential Furnishings	(23%)	(23%)	(9%)	5%	9%	0%
Commercial Fixturing & Components	(29%)	(28%)	(25%)	23%	8%	4%
Industrial Materials	(38%)	(41%)	(26%)	8%	29%	13%
Specialized Products	(33%)	(27%)	(6%)	31%	30%	28%
Overall from Continuing Operations	(28%)	(28%)	(13%)	14%	16%	8%

[1]	Segment margins calculated on Total Sales. Overall company margin calculated on External Sales.

nm = not meaningful